NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 1997

NOTE 1 - ACCOUNTING POLICIES

The Company's significant accounting policies, other than those described in
Note 2 below, are described in Note 1 of the Notes to Consolidated Financial Statements included in its 1996 Annual Report on Form 10-K filed with the Securities and Exchange Commission. For interim reporting purposes, the Company follows the same basic accounting policies and considers each interim period as an integral part of an annual period. Certain amounts for 1996 have been reclassified to conform with 1997 classifications.

The financial information included herein is unaudited; however, such information reflects all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of results for the interim periods. Results for interim periods are not necessarily indicative of the results of operations for the full year or any other interim period.


NOTE 2 - ACCOUNTING POLICY CHANGES - ADOPTION OF SFAS 125

As of January 1, 1997, the Company adopted Statement of Financial Accounting Standards No. 125, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENT OF LIABILITIES ("SFAS 125"), which superseded SFAS 122, ACCOUNTING FOR MORTGAGE SERVICING RIGHTS. Under the financial-components approach set forth in SFAS 125, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. The Statement also provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. SFAS 125 did not have a significant impact on the Company s financial position or results of operations.

NOTE 3 NEW ACCOUNTING PRONOUNCEMENT

In March 1997, the Financial Accounting Standards Board (the FASB) issued Statement of Financial Accounting Standards No. 128, EARNINGS PER SHARE (SFAS 128), which established new standards for calculating and presenting
earnings per share.   The Company will adopt this new standard in its financial
statements for the period ended December 31, 1997. The standard will require the reporting of diluted earnings per share and basic earnings per share. For the three-month and nine-month periods ended September 30, 1997 and 1996, pro forma basic earnings per share and diluted earnings per share would have been as follows:

                                 Three Months Ended       Nine Months Ended
                                   September 30,            September 30,
                                  1997         1996       1997         1996
                                  ----         ----       ----         ----
Fully Diluted EPS, as reported    $0.63        $0.55      $1.79        $1.57
Pro Forma:
  Basic EPS per SFAS 128          $0.65        $0.56      $1.84        $1.61
  Diluted EPS per SFAS 128        $0.63        $0.55      $1.80        $1.57


NOTE 4 ACQUISITIONS

On May 31, 1997, Chittenden Bank acquired certain assets and assumed certain liabilities of The Pomerleau Agency, Inc. This transaction has been accounted for as a purchase and accordingly, all results of operations subsequent to the transaction have been included in Chittenden's consolidated statement of income. The impact of the acquisition was not material to consolidated operations. Therefore, pro forma disclosures have been omitted.

NOTE 5 - SUBSEQUENT EVENT

On, October 15, 1997, the Company declared regular dividends of approximately $2.548 million or $0.22 per share and a special dividend of approximately
$8.686  million or $0.75 per share.   Both the special and regular dividends
will be paid on November 14, 1997 to shareholders of record on October 31, 1997. In addition, the Company declared a five-for-four stock split to be distributed on December 12, 1997 to shareholders of record on November 28, 1997.


                       PART I.  FINANCIAL INFORMATION

     Item 2.  Management's Discussion and Analysis of Financial Condition
                         and Results of Operations